Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

INERGY PROPANE, LLC,

STERLING CAPITAL PARTNERS, L.P.,

STERLING CAPITAL PARTNERS GMBH & CO. KG,

and

CERTAIN OTHER PARTIES HERETO

December 31, 2009

i

5.21.	Customers and Suppliers Relations	25
5.22.	Licenses	25
5.23.	Bank Accounts	25
5.24.	Books and Records	26

ARTICLE VI. REPRESENTATIONS AND WARRANTIES CONCERNING BUYER		26

6.01.	Organization and Power	26
6.02.	Authorization; Valid and Binding Agreement	26
6.03.	No Breach	26
6.04.	Governmental Consents, etc	26
6.05.	Litigation	26
6.06.	Broker’s Fees	27
6.07.	Investment Representation	27
6.08.	Financing	27

ARTICLE VII. [RESERVED]		27

ARTICLE VIII. INDEMNIFICATION		27

8.01.	Survival of Provisions	27
8.02.	Indemnification by the Sellers for the Benefit of the Buyer	28
8.03.	Indemnification by the Buyer for the Benefit of the Seller	30
8.04.	Determination of Loss Amount	30
8.05.	Mitigation	30
8.06.	Manner of Payment	30
8.07.	Defense of Third Party Claims	31

ARTICLE IX. ADDITIONAL COVENANTS AND AGREEMENTS		31

9.01.	Disclosure Generally	31
9.02.	Acknowledgment by the Buyer	32
9.03.	Tax Matters	32
9.04.	Further Assurances	36
9.05.	Access to Books and Records	36
9.06.	Employee Matters	37
9.07.	Noncompetition; Nonsolicitation	37
9.08.	Assignment of Arbitration Award	38

ARTICLE X. DEFINITIONS		39

10.01.	Definitions	45
10.02.	Cross Reference of Other Definitions	46

ARTICLE XI. MISCELLANEOUS		46

11.01.	Press Releases and Communications	46
11.02.	Expenses	46
11.03.	Knowledge Defined	47
11.04.	Notices	47
11.05.	Assignment	47
11.06.	Severability	48
11.07.	References	48
11.08.	No Strict Construction	48
11.09.	Amendment and Waiver	48
11.10.	Complete Agreement	48
11.11.	Counterparts	48

ii

11.12.	Governing Law	48
11.13.	No Third-Party Beneficiaries	49
11.14.	Waiver of Jury Trial	49
11.15.	Delivery by Electronic Mail	49

EXHIBITS
Exhibit A	Redemption Notice and Redemption Agreement
Exhibit B	Closing Certificate of Companies
Exhibit C	Assignment Instrument
Exhibit D	Seller Releases
Exhibit E	Closing Certificate of Buyer
Exhibit F	Working Capital Guidelines

iii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of December 31, 2009, by and among Inergy Propane, LLC, a Delaware limited liability company (the “Buyer”), Sterling Capital Partners, L.P. a Delaware limited partnership (“Sterling”), Sterling Capital Partners GmbH & Co. KG, a German limited partnership (“Sterling GmbH” and together with Sterling, the “Sterling Partners”), each Person set forth on the Other Sterling Equity Holders Schedule attached hereto (each an “Other Sterling Equity Holder” and together with Sterling, the “Sterling Sellers”), and each Person set forth on the Other Equity Holders Schedule attached hereto (each an “Other Equity Holder” and together with the Sterling Sellers each a “Seller” and collectively, the “Sellers”). Buyer and any Sellers may be referred to herein as a “Party” and collectively, as the “Parties.” Certain capitalized terms used herein, and not otherwise defined, are defined in Article X.

WHEREAS, the Sterling Sellers collectively own beneficially and of record 100% of the issued and outstanding shares of capital stock of SCP GP Propane Partners I, Inc. (the “Sterling GP Blocker Shares”), a Delaware corporation (“Sterling GP Blocker”), as set forth in Section 5.04 of the Disclosure Schedule (as defined below);

WHEREAS, the Sterling Sellers collectively own beneficially and of record 100% of the issued and outstanding shares of capital stock of SCP LP Propane Partners I, Inc. (the “Sterling LP Blocker Shares”), a Delaware corporation (“Sterling LP Blocker”), as set forth in Section 5.04 of the Disclosure Schedule;

WHEREAS, Sterling GP Blocker owns beneficially and of record the issued and outstanding membership interests of Liberty Propane GP, LLC, a Delaware limited liability company (“Liberty Propane GP”), as set forth in Section 5.04 of the Disclosure Schedule;

WHEREAS, certain of the Other Equity Holders own the remaining issued and outstanding membership interests of Liberty Propane GP as set forth in Section 5.04 of the Disclosure Schedule (“Other Liberty Propane GP Interests”);

WHEREAS, Sterling LP Blocker and Liberty Propane GP own beneficially and of record the issued and outstanding partnership interests of Liberty Propane, LP, a Delaware limited partnership (“Liberty Propane LP”), as set forth in Section 5.04 of the Disclosure Schedule;

WHEREAS, certain of the Other Equity Holders own the remaining issued and outstanding partnership interests of Liberty Propane LP as set forth in Section 5.04 of the Disclosure Schedule (“Other Liberty Propane LP Interests” and together with the Sterling GP Blocker Shares, the Sterling LP Blocker Shares and the Other Liberty Propane GP Interests, the “Equity Interests”);

WHEREAS, Liberty Propane LP owns beneficially and of record 100% of the issued and outstanding membership interests of Liberty Propane Operations, LLC, a Delaware limited liability company (“Liberty Propane Operations” and together with Sterling GP Blocker, Sterling LP Blocker, Liberty Propane GP and Liberty Propane LP, each a “Company” and collectively, the “Companies”), as set forth in Section 5.04 of the Disclosure Schedule;

WHEREAS, on the terms of this Agreement, Liberty Propane LP shall redeem all of its Series A Preferred Limited Partner Interests and Series B Preferred Limited Partner Interests (collectively, the “Redeemed Interests”); and

WHEREAS, on the terms of this Agreement, the Buyer desires to acquire from the Sellers all of the Equity Interests (which term does not include the Redeemed Interests, the Liberty Propane LP Interests held by Sterling LP Blocker or by Liberty Propane GP, and the Liberty Propane GP Interests held by Sterling GP Blocker) (the “Purchased Equity Interests”) and the Sellers desire to sell to the Buyer all of the Purchased Equity Interests.

NOW, THEREFORE, in consideration of the representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASED EQUITY INTERESTS AND REDEEMED INTERESTS

1.01. Purchased Equity Interests and Redemption of Limited Partner Interests.

(a) On the terms of this Agreement, at the Closing referred to in Section 1.05, the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, the Purchased Equity Interests free and clear of all Liens.

(b) On or immediately prior to the Closing, Liberty Propane LP shall deliver to each holder of Series A Preferred Limited Partner Interests the Redemption Notice and the Redemption Agreement in substantially the forms attached hereto as Exhibit A. Liberty Propane LP shall use its reasonable efforts to, simultaneously with Closing, redeem all of the outstanding Series A Preferred Limited Partner Interests from the holders thereof pursuant to and in accordance with the terms of Section 10.5 of the LP Agreement, in each case in accordance with applicable federal and state securities Laws (the “Series A Preferred Redemption”).

(c) Simultaneously with the Closing, Liberty Propane LP shall redeem: (i) all of the Series A Preferred Limited Partnership Interests from the holders thereof who have, prior to or at Closing, delivered to Liberty Propane LP an executed Redemption Agreement in substantially the form attached hereto as Exhibit A; and (ii) all of the outstanding Series B Preferred Limited Partners Interests from the holders thereof pursuant to and in accordance with the terms of Section 10.12 of the LP Agreement, in each case in accordance with applicable federal and state securities Laws (the “Series B Preferred Redemption” and together with the Series A Preferred Redemption, the “Redemption”).

1.02. Purchase Price.

(a) The purchase price for the Purchased Equity Interests shall be equal to the sum of (i) $195,000,000 (the “Base Purchase Price”) plus (ii) the amount of the Working

Capital as of the end of the business day immediately preceding the Closing, plus (iii) Cash on Hand as of immediately prior to the Closing, less (iv) an amount equal to the outstanding Indebtedness as of immediately prior to the Closing, and less (v) the Transaction Expenses as of immediately prior to the Closing (collectively, the “Purchase Price”), subject to post-closing adjustment of the components in clauses (ii)-(v) above (collectively, the “Price Components”) pursuant to Sections 1.03 and 1.04 below (the “Purchase Price Adjustment”). The day before the Closing, the Representative in good faith will prepare and deliver to the Buyer an estimate of the Purchase Price payable at Closing (the “Estimated Purchase Price”), which Estimated Purchase Price shall be equal to the sum of (I) the Base Purchase Price, plus (II) 95% of the estimated Price Component in clause (ii) above, plus (III) 100% of the estimated Price Component in clause (iii) above, less (IV) 100% of the estimated Price Component in clause (iv) above, and less (V) 100% of the estimated Price Component in clause (v) above. Additionally, the day before the Closing, the Representative shall deliver to the Buyer a schedule indicating each Seller’s Estimated Pro Rata Share (the “Estimated Sellers Allocation Schedule”). At the Closing, the Buyer shall pay to the Representative, for the benefit of the Sellers, an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Representative the day before the Closing.

(b) Simultaneously with the Closing, the Buyer shall loan funds or make a capital contribution to Liberty Propane LP in an amount sufficient to repay, or cause to be repaid, the then outstanding balance of Indebtedness (but specifically excluding the Acquisition Non-Compete Payments and any other Indebtedness that the parties mutually agree will remain outstanding after the Closing) by wire transfer of immediately available funds as directed by the holders of such Indebtedness in instructions provided to Buyer the day before the Closing (provided, however, that with respect to the Series A Redemption Price payable to the holders of Series A Preferred Limited Partnership Interests who have not, prior to or at Closing, delivered to Liberty Propane LP an executed Redemption Agreement in substantially the form attached hereto as Exhibit A, Liberty Propane LP shall fund the Series A Preferred Redemption Escrow with the necessary funds to complete the Series A Preferred Redemption). Also, simultaneously with the Closing, the Representative shall: (i) deliver to the Buyer all applicable payoff letters and shall make arrangements for lenders under the Indebtedness to deliver UCC-3 termination statements, mortgage, deed of trust and other Lien releases and similar documents evidencing the termination of all Liens, held by such lenders; and (ii) deliver to Liberty Propane LP certificates, if any, evidencing the Redeemed Interests which are being redeemed.

(c) At the Closing, each of the Sellers shall deliver to the Buyer certificates representing the Purchased Equity Interests consisting of Sterling GP Blocker Shares and Sterling LP Blocker Shares endorsed for transfer or accompanied by executed stock powers or equivalent transfer documents acceptable to Buyer, and, in the case of all other Purchased Equity Interests, executed assignment instruments in proper form for transfer. The Parties acknowledge and agree that the Companies will not be required to certificate any uncertificated Purchased Equity Interests prior to Closing.

(d) Simultaneously with the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Sellers and the Companies (as applicable), the Transaction Expenses reflected in the calculation of Estimated Purchase Price, by wire transfer of immediately available funds as directed by the Representative the day before the Closing.

(e) The Purchase Price shall be allocated among the Sterling GP Blocker Shares, the Sterling LP Blocker Shares, the Other Liberty Propane GP Interests and the Other Liberty Propane LP Interests in accordance with the formula set forth on Schedule 1.02(e)(i). The portion of the Purchase Price so allocated to the Other Liberty Propane GP Interests and the Other Liberty Propane LP Interests shall be allocated among the assets of Liberty Propane GP (including its indirect interest in the assets of Liberty Propane LP) and Liberty Propane LP in accordance with the formula set forth on Schedule 1.02(e)(ii). The Buyer and each Seller agree to file all federal, state and other Tax Returns (including Form 8308 and the informational statements required by Treasury Regulation § 1.751-1(a)(3)) in accordance with such allocations.

1.03. Adjustment of Purchase Price. Within 60 days following the Closing Date (during which time, the Representative shall have reasonable access to the Companies’ books and records during normal business hours upon reasonable prior notice to the Buyer), the Buyer shall deliver to the Representative a combined balance sheet of the Companies (the “Closing Balance Sheet”) and a calculation of the Purchase Price, including each of the Price Components (collectively, with the Closing Balance Sheet, the “Purchase Price Statement”) as of immediately prior to the Closing, but in the case of Working Capital determined as of the end of the business day immediately preceding the Closing. The Purchase Price Statement shall be prepared and the Price Components shall be determined using the same accounting methods, policies, principles, practices and procedures as were used in preparation of the audited combined balance sheet of the Companies as of the fiscal year ended June 30, 2009 and, except as contemplated by this Agreement and the transactions contemplated hereby, shall not include any changes in assets or liabilities as a result of purchase accounting adjustments from the transaction contemplated by this Agreement. The Parties agree that the purpose of preparing the Purchase Price Statement and determining the Price Components contemplated by this Section 1.03 is to measure changes in the Working Capital, and hereby agree that Working Capital shall be determined in accordance with the Working Capital Guidelines attached hereto as Exhibit F.

(a) During the period immediately following the Representative’s receipt of the Purchase Price Statement, the Representative shall be permitted to review the Buyer’s working papers related to the preparation of the Purchase Price Statement and determination of the Price Components and the Purchase Price. The Buyer shall cooperate and provide prompt access to the Companies’ books and records and relevant personnel (including third party consultants and accountants), in each case as reasonably requested by the Representative in connection with the Representative’s review of the Purchase Price Statement. The Purchase Price Statement, Price Components and Purchase Price shall become final and binding upon the Parties 30 days after the Representative’s receipt of all reasonably necessary supporting documentation related to the Purchase Price Statement requested by the Representative (but in no event later than 60 days after Representative’s receipt of the Purchase Price Statement), unless the Representative shall give written notice of its disagreement (a “Notice of Disagreement”)

to the Buyer prior to such date. If a timely Notice of Disagreement is received by the Buyer, then the Purchase Price, the Price Components and the Purchase Price Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the 30 days following delivery of a Notice of Disagreement, the Buyer and the Representative shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement.

(b) At the end of the second 30-day period referred to above, Grant Thornton, LLP shall resolve all remaining disputed items, or if Grant Thornton, LLP is unable or unwilling to act as the accounting firm to resolve the remaining disputed items, the Buyer and the Representative shall mutually select a nationally recognized accounting firm (Grant Thornton, LLP or such mutually selected firm, the “Accounting Firm”) to do so. The Buyer and the Representative shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) that remain in dispute. The Buyer and the Representative shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Purchase Price calculated with reference to the amounts that are in dispute. The Buyer and the Representative will cooperate with the Accounting Firm during the term of its engagement. The Buyer and the Representative shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Representative, on the other hand. The Buyer and the Representative shall also instruct the Accounting Firm to make its determination based solely on written submissions by the Buyer and the Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of an independent review). The Accounting Firm may, at its discretion, conduct a conference concerning the dispute, at which conference each of the Buyer and the Representative shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. The Purchase Price Statement and the determination of the Purchase Price shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Buyer and the Representative (which final resolution shall be requested by the Buyer and the Representative to be delivered not more than 45 days following submission of such disputed matters), absent manifest clerical errors or fraud. The final resolution will be a reasoned resolution setting forth the Accounting Firm’s reasoning in reaching its determination. In the case of any dispute arising from this Agreement, discovery of the Accounting Firm will not be permitted and only the Accounting Firm’s work papers will be disclosed to the Buyer and the Representative. The fees and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. As an example and for illustrative purposes only, if the Buyer contends the Purchase Price is $95,000,000, the Representative contends the Purchase Price is $100,000,000 and the

Accounting Firm determines that the Purchase Price is $98,000,000, then the Buyer shall pay 60% of the fees and expenses of the Accounting Firm and the Sellers shall pay 40% of such fees and expenses.

(c) The Purchase Price as finally determined pursuant to this Section 1.03 is referred to as the “Final Purchase Price.” Within five (5) days after the determination of the Final Purchase Price, the Representative shall (i) deliver to the Buyer a schedule indicating each Seller’s Final Pro Rata Share (the “Final Sellers Allocation Schedule”), (ii) apply the formula set forth on Schedule 1.02(e)(i) and deliver to the Buyer a schedule with the resulting final allocation of the Purchase Price among the Sterling GP Blocker Shares, the Sterling LP Blocker Shares, the Other Liberty Propane GP Interests and the Other Liberty Propane LP Interests, and (iii) with respect to the portion of the Purchase Price allocated to the Other Liberty Propane GP Interests and the Other Liberty Propane LP Interests, apply the formula set forth on Schedule 1.02(e)(ii) and deliver to the Buyer a schedule with the resulting final allocation of such portion of the Purchase Price among the assets of Liberty Propane GP and Liberty Propane LP.

1.04. The Post-Closing Adjustment Payments. If the Final Purchase Price is greater than the Estimated Purchase Price, the Buyer shall, within five (5) days after the date the Final Purchase Price is determined under and in accordance with Section 1.03 above, pay to the Representative, on behalf of the Sellers, by wire transfer of immediately available funds to the account(s) designated by the Representative above, the amount of such difference. If the Final Purchase Price is less than the Estimated Purchase Price, the Representative, on behalf of the Sellers, shall, within five (5) days after the date the Final Purchase Price is determined under and in accordance with Section 1.03 above, pay to the Buyer by wire transfer of immediately available funds to the account(s) designated by the Buyer, the amount of such difference.

1.05. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP located at 77 W. Wacker Drive, Chicago, Illinois 60601 at 9:00 a.m., local time, on the date hereof. The date and time of the Closing are referred to herein as the “Closing Date.”

1.06. Post-Closing Series A Preferred Redemption. In the event that any of the Series A Preferred Interests have not been redeemed at the Closing (“Remaining Series A Preferred Interests”), the Buyer shall cause Liberty Propane LP to deliver to any holder of such Remaining Series A Preferred Interests (a “Remaining Holder”) its Series A Redemption Price (as set forth in Section 5.04 of the Disclosure Schedule) upon the delivery by such Remaining Holder of an executed Redemption Agreement or at any other such time as may deemed appropriate by the Buyer.

ARTICLE II.

CLOSING DELIVERIES

2.01. Closing Deliveries of the Sellers. At Closing, the Representative, on behalf of the Sellers, shall have delivered to the Buyer each of the following:

(i) a certificate in the form set forth in Exhibit B, dated as of the Closing, stating that: (i) All of the representations and warranties set forth in Article IV and Article V that are qualified as to materiality or words of similar import are true and correct in all respects, and those not so qualified are true and correct in all material respects, in each case as of the Closing (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), and (ii) to the Companies’ knowledge, no action or proceeding before any court or Governmental Authority is pending or threatened wherein an unfavorable judgment, decree or order which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or would reasonably be expected to cause such transactions to be rescinded;

(ii) copies of the material governmental and third party consents relating to the matters indicated on Schedule 2.01(ii) in connection with the consummation of the transactions contemplated hereby;

(iii) all payoff letters and releases (or other evidence of payment in full satisfaction where applicable) relating to any Indebtedness, listed on Schedule 2.01(iii) hereof, that will be paid off at Closing;

(iv) the certificates representing the Purchased Equity Interests consisting of Sterling GP Blocker Shares and Sterling LP Blocker Shares duly endorsed for transfer or accompanied by duly executed stock powers or equivalent transfer documents acceptable to Buyer, and, in the case of all other Purchased Equity Interests, the duly executed assignment instrument of each holder of such Purchased Equity Interests in the form set forth in Exhibit C, all as may be necessary to vest in Buyer all right, title and interest in and to the Purchased Equity Interests free and clear of all Liens.

(v) all existing minute books, stock books (or equivalent books reflecting the ownership of equity interests), ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Companies, if not already located on the premises of the Companies;

(vi) resignations effective as of the Closing Date from all directors and officers (in their capacity as officers, but not as employees) of the Companies, unless otherwise specified by Buyer in writing and delivered to the Representative not less than five (5) days prior to the Closing Date;

(vii) a certified copy of the certificate or articles of incorporation and all amendments thereto (or equivalent organizational documents) for each of the Companies, and a certificate of good standing from the Secretary of State of the state of incorporation or formation for each of the Companies dated within ten (10) days of the Closing Date;

(viii) a certified copy of the Companies’ by-laws and all amendments thereto (or equivalent organizational documents, including limited partnership agreements, limited liability company agreements and operating agreements);

(ix) certified copies of the resolutions duly adopted by the governing body of each Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby;

(x) the fully executed Representative Agreement;

(xi) evidence of termination each of the Management Agreement, Stockholders Agreement and Investor Rights Agreement, in each case, in form and substance reasonably acceptable to Buyer;

(xii) the fully executed Misemer Noncompetition Agreement, in form and substance reasonably acceptable to Buyer;

(xiii) releases in the form of Exhibit D hereto duly executed by each Seller;

(xiv) evidence reasonably satisfactory to Buyer that Liberty Propane LP (A) is consummating, simultaneously with the Closing, the Series B Preferred Redemption (which constitutes Indebtedness and as such reduces the Purchase Price), (B) has delivered to each holder of Series A Preferred Limited Partner Interests the Redemption Notice and the Redemption Agreement in substantially the forms attached hereto as Exhibit A, and (C) is consummating, simultaneously with the Closing, the Redemption of the Series A Preferred Limited Partnership Interest (which constitutes Indebtedness and as such reduces the Purchase Price) from the holders thereof who have, prior to or at Closing, delivered to Liberty Propane LP an executed Redemption Agreement as contemplated by Section 1.01(c) hereof, which evidence shall include each fully executed Redemption Agreement delivered to Liberty Propane LP prior to or at Closing; and

(xv) such other documents reasonably requested by the Buyer for the consummation of the transactions contemplated hereby.

2.02. Conditions to the Sellers’ Obligations. At the Closing, the Buyer shall deliver:

(i) certified copies of the resolutions duly adopted by the Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby;

(ii) a certificate of an authorized officer of the Buyer in the form set forth in Exhibit E, dated as of the Closing, stating that: (i) all of the representations and warranties set forth in Article VI that are qualified as to materiality or words of similar import are true and correct in all respects, and those not so qualified are true and correct in all material respects, in each case as of the Closing (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), and (ii) to the Buyer’s knowledge, no action or proceeding before any court or Governmental Authority is pending or threatened wherein an unfavorable judgment, decree or order which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or would reasonably be expected to cause such transactions to be rescinded;

(iii) the Estimated Purchase Price as contemplated in Section 1.02 above; and

(iv) such other documents reasonably requested by the Representative for the consummation of the transactions contemplated hereby.

ARTICLE III.

[RESERVED]

ARTICLE IV.

REPRESENTATIONS AND

WARRANTIES CONCERNING THE SELLERS

Except as set forth in the Schedules accompanying this Agreement (each, a “Schedule” and collectively, the “Disclosure Schedules”), each Seller, individually and severally, makes the following representations and warranties to the Buyer (solely with respect to such Seller):

4.01. Authority and Power. Such Seller has all requisite power, capacity (if such Seller is an individual) and authority (if such Seller is a Seller Entity) to execute and deliver this Agreement and the other agreements contemplated hereby to which such Seller is a party and to perform its obligations hereunder and thereunder.

4.02. Seller Entities. If such Seller is a corporation, limited partnership, limited liability company, trust or entity (a “Seller Entity”), such Seller Entity is duly existing and in good standing under the laws of its jurisdiction of incorporation or formation. The execution and delivery by it of this Agreement and all other agreements contemplated hereby to which it is a party and the performance by it of all of its obligations hereunder and thereunder have been duly approved by all requisite action of its board of directors, shareholders, partners, managers, members, trustees or the like, as the case may be; and neither the execution and delivery of this Agreement and such other agreements by such Seller Entity, nor the consummation by it of the transactions contemplated hereby and thereby will conflict with or constitute a breach of the terms, conditions or provisions of its certificate or articles of incorporation or formation, bylaws, agreement of limited partnership, operating agreement, trust agreement or declaration of trust, or other organizational documents, as the case may be.

4.03. Execution and Delivery; Valid and Binding Agreement. This Agreement and the other agreements contemplated hereby to which such Seller is a party each has been duly executed and delivered by such Seller, and assuming that this Agreement and each such other agreement is the valid and binding obligation of the Buyer, this Agreement and each such other agreement constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04. Noncontravention. Neither the execution and the delivery of this Agreement and the other agreements contemplated hereby to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will conflict with or result in any breach of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any Person (including any court or other governmental body) under (a) in the case of a Seller Entity, the provisions of such Seller’s certificate or articles of incorporation or formation or bylaws, agreement of limited partnership, operating agreement or equivalent organizational documents, (b) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Seller is bound, (c) any License held by such Seller, or (d) any law, statute, rule or regulation or order, judgment or decree to which such Seller is subject.

4.05. Ownership of Equity Interests. Such Seller is the record and beneficial owner of the Equity Interests indicated on Section 5.04 of the Disclosure Schedule, and such Equity Interests are not subject to, and are being sold, assigned, transferred, conveyed and delivered to Buyer at Closing free and clear of, any and all Liens, preemptive rights, options, rights of first refusal or similar arrangements that have not been waived by the Person entitled to the benefit thereof.

4.06. Litigation. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of such Seller, threatened against, relating to or involving such Seller which could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement.

4.07. Amounts Owed to Sellers. No Company nor any Subsidiary of any Company owes or is obligated to pay any Seller any amount, except for employee salaries, wages, guaranteed payments to Senior Executives and benefits accrued prior to the Closing in the Ordinary Course.

4.08. Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by such Seller or the consummation by such Seller of any of the transactions contemplated hereby.

4.09. Broker’s Fees. Except for the fees and expenses of Wells Fargo Securities, LLC and its respective Affiliates in connection with the transactions contemplated hereby (which will be Transaction Expenses), no Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer, any Company or any Subsidiary of any Company, could become liable or obligated.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANIES

Except as set forth in the Schedules accompanying this Agreement, each of the Companies makes the following representations and warranties to the Buyer, with each representation and warranty set forth in this Article V (including the Disclosure Schedules referred to herein) being read separately with respect to each Company:

5.01. Organization and Power.

(a) The Company is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, and the Company has all requisite power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to so qualify would not materially affect the Company.

(b) The Company, as applicable, has heretofore made available to Buyer a complete and correct copy of the certificate or articles of incorporation, certificate of formation, operating agreement, partnership agreement or bylaws of the Company, each, as amended to date. Each of such documents is in full force and effect. The Company is not in violation of any of its organizational documents.

(c) The Company has the necessary power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company, or partnership action and no other corporate limited liability company, or partnership proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by the Buyer constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(d) Liberty Propane GP was formed for the sole purpose of serving as the general partner of Liberty Propane LP. Each of Sterling GP Blocker and Sterling LP Blocker was formed for the sole purpose of holding Liberty Propane GP Interests and Liberty Propane LP Interests, respectively. Since its formation, each of Liberty Propane GP, Sterling GP Blocker and Sterling LP Blocker has not engaged in any business operations or conducted any activities and has no liabilities, in each case other than those solely associated with serving as the general partner of Liberty Propane LP, or holding Liberty Propane GP Interests and Liberty Propane LP Interests, respectively.

5.02. Subsidiaries. The Company has no Subsidiaries, except for a Subsidiary that is also a Company.

5.03. Noncontravention. Neither the execution and the delivery of this Agreement and the other agreements contemplated hereby to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby (a) will conflict with or result in any breach of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any Person (including any court or other governmental body) under (i) the provisions of the Company’s certificate or articles of incorporation or formation or bylaws, agreement of limited partnership, operating agreement or equivalent organizational documents, (ii) any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound, (iii) any License held by the Company, or (iv) any law, statute, rule or regulation or order, judgment or decree to which the Company is subject or (b) will result in the creation of any Lien upon any assets of the Company.

5.04. Equity Interests. The authorized, issued and outstanding number of shares of capital stock or other equity interests of the Company is set forth in Section 5.04 of the Disclosure Schedules and such shares or interests are owned of record and beneficially owned by the Sellers (and the Companies) set forth in such Disclosure Schedule. All of the Equity Interests have been duly authorized and (a) are validly issued, fully paid and nonassessable and (b) were not issued in violation of any preemptive rights, options, rights of first refusal or similar arrangements that have not been waived by the Person entitled to the benefit thereof. None of the Equity Interests were issued in violation of any applicable Law. The Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. There are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company’s capital stock or other equity securities. With the exception of the Sterling GP Blocker Shares and Sterling LP Blocker Shares, none of the Equity Interests are outstanding in certificated form. Section 5.04 of the Disclosure Schedule sets forth the name and address of each holder of Series A Preferred Limited Partner Interests, together with the Series A Redemption Price payable to each such holder on the date established for the Series A Preferred Redemption in the Redemption Notice delivered pursuant to Section 1.01(b) hereof.

5.05. Financial Statements. The Representative has furnished the Buyer with copies of (i) audited consolidated balance sheets with respect to Liberty Propane LP as of June 30, 2008 and June 30, 2009, and the related audited statements of income and cash flows for the fiscal years then ended, and the notes thereto, and (ii) the unaudited consolidated balance sheet with respect to Liberty Propane LP as of September 30, 2009 (the “Latest Balance Sheet”) and the related statement of income for the three (3) month period then ended. Such financial statements have been based upon the information concerning the Company contained in the Company’s books and records, and present fairly in all material respects the financial condition and results of operations of the Company (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP applied on a consistent basis, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments and reclassifications. Except for matters reflected or reserved for in the Latest Balance Sheet, the Company has no material liabilities or obligations of any nature (whether absolute, accrued, contingent (including guaranty and surety obligations), fixed or otherwise) that would be required under GAAP consistently applied, based on information available to the Company as of the date hereof, to be reflected in the consolidated balance sheet of the Company (or in the notes thereto) except (x) liabilities and obligations that were incurred since September 30, 2009 in the Ordinary Course, and (b) executory obligations under the Company’s contracts and agreements (excluding obligations relating to the breach thereof by the Company).

5.06. Absence of Certain Developments. Since June 30, 2009, the Company has conducted its business in the Ordinary Course and there has not occurred any Material Adverse Effect. Except as disclosed in Section 5.06 of the Disclosure Schedule or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:

(a) borrowed any amount (other than borrowings from banks (or similar financial institutions) necessary to meet Ordinary Course working capital requirements);

(b) except for distributions to its members, partners or shareholders for Taxes in the Ordinary Course, declared or paid any dividends or distributions or received or repurchased any equity securities;

(c) mortgaged, pledged or subjected to any Lien, any of its assets, except Permitted Liens;

(d) sold, assigned or transferred any of its tangible assets, except in the Ordinary Course;

(e) sold, assigned or transferred any material Intellectual Property;

(f) sold, assigned or transferred any rights under any contract or agreement;

(g) except in the Ordinary Course, modified or changed any contract or agreement;

(h) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(i) made any capital expenditures or commitments therefor in an aggregate amount in excess of $1,000,000; or

(j) entered into any transaction, contract or commitment that by reason of its size or otherwise was material to the business or financial condition of the Company.

5.07. Properties.

(a) The Companies have good and marketable title to, or hold pursuant to valid leases or licenses, all of the equipment, property, assets and other items of tangible personal property purported to be owned by the Companies or as set forth in the balance sheet of the Audited Financial Statements, in each case free and clear of all Liens except Permitted Liens (collectively, the “Personal Property”). All Personal Property, that is currently used in the operation of the Companies’ business, is in good operating condition, ordinary repair, wear and tear excepted. The Company has no knowledge of any material defect or problem with any Personal Property currently used in the operation of the Companies’ business, other than ordinary repair, wear and tear. No Person other than the Companies owns any Personal Property situated on the premises of the Companies, except for the leased items that are subject to personal property leases in favor of the Companies (an accurate and complete list of which leases is set forth on Section 5.07(a) of the Disclosure Schedule). Since June 30, 2009, none of the Companies has sold, transferred or disposed of any assets in excess of $100,000 per item, other than in the Ordinary Course. Section 5.07(a) of the Disclosure Schedule sets forth a true, correct and complete list and general description of each vehicle owned or leased by any Company (identifying them as being owned or leased) and of each item of other Personal Property having a fair market or book value per unit in excess of $100,000 (identifying them as being owned or leased), together with an accurate and complete listing of the number of propane tanks included in the Personal Property in each tank size category, regardless of its fair market or book value per unit (identifying them as being owned or leased).

(b) Section 5.07(b) of the Disclosure Schedule contains a true, correct and complete list of all parcels of real property owned in fee simple by one or more of the Companies (together with all fixtures and improvements thereon) (the “Owned Real Property”), including the name of the Company that owns such parcel and the street address of such parcel. The applicable Company as listed in Section 5.07(b) of the Disclosure Schedule has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(c) Section 5.07(c) of the Disclosure Schedule contains a true, correct and complete list of all parcels of real property leased by one or more of the Companies as lessee (together with all fixtures and improvements thereon) (the “Leased Real Property”

and together with the Owned Real Property, the “Company Real Property”), including the name of the Company that leases such parcels and the street address of such parcels. The applicable Company as listed in Section 5.07(c) of the Disclosure Schedule has a valid and unencumbered leasehold interest in the Leased Real Property.

(d) The Real Property Leases are in full force and effect, subject to proper authorization and execution of any such Real Property Leases by the other party to such lease, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Companies have delivered or made available to the Buyer true, correct and complete copies of each of the Real Property Leases, and none of the Real Property Leases have been modified, except: (i) to the extent that such modifications are disclosed by the copies delivered or made available to the Buyer; or (ii) for the renewal of Real Property Leases (without other modification, except for customary increases in rent) in the Ordinary Course. The Company is not in default, in any material respect, under any Real Property Lease, and none of the Companies have received any uncured written notice of default on the part of the tenant or subtenant under any Real Property Lease. To the Company’s knowledge, no landlord (including any sublessor) under any Real Property Lease is in default, in any material respect, under such Real Property Lease. Section 5.07(d) of the Disclosure Schedule identifies with an asterisk (“*”) each Real Property Lease set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Real Property Lease in connection with the transactions contemplated hereby.

(e) A true, correct and complete list of all leases affecting the Owned Real Property (with Company, Sellers or any applicable affiliate thereof acting as landlord thereunder), including the true, correct and complete street address of each such affected Owned Real Property, is set forth in Section 5.07(e) of the Disclosure Schedule (the “Owned Property Leases”). The Company is not in default, in any material respect, under any Owned Property Lease, and none of the Companies have received any uncured written notice of default on the part of the landlord under any Owned Property Lease. To the Company’s knowledge, no tenant under any Owned Property Lease is in default, in any material respect, under such Owned Property Lease.

(f) To the Company’s knowledge, no condemnation proceedings are pending or threatened against any portion of the Company Real Property, nor has any written notice of the existence, institution or proposed institution of condemnation proceedings relating to any portion of the Company Real Property been received.

5.08. Tax Matters.

(a) The Company has filed all material Tax Returns or the appropriate extensions that it was required to file for such Tax Returns. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing (whether or not shown on any Tax Return to be owed by the Company) have been paid or properly accrued on the books and records of the Company. No claim in writing has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid, owing, allocated or distributed to any employee, independent contractor, creditor, stockholder, member, partner or other third party.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) The Company is not a party to any Tax allocation or sharing agreement. The Company: (i) has not been a member of an Affiliated Group filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract, other than with respect to the Affiliated Group of which the Company is the common parent.

(e) The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) No federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any federal, state or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to a Tax matter, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Section 5.08(f) of the Disclosure Schedule lists all federal, state and local income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since January 1, 2006.

(g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state or local Tax law), and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state or local Tax law). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.

(h) Section 5.08(h) of the Disclosure Schedule sets forth the following information with respect to each of the Sterling GP Blocker and the Sterling LP Blocker as of December 22, 2009: each such Company’s good faith estimate of the amount of any net operating loss or taxable income recognizable by such Company for the period beginning on January 1, 2009 and ending on December 22, 2009, based on information reasonably available to such Company as of such date, without taking into account or giving effect to the transactions contemplated hereby, and determined in a manner consistent with how such Company has historically made such determinations.

(i) The unpaid Taxes of the Company (A) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time and the operations of the Company through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) installment sale or open (i.e. contingent) transaction disposition made on or prior to the Closing Date other than installment sale notes set forth on Schedule 5.08(i)(C); or

(D) prepaid amount received on or prior to the Closing Date other than the amounts set forth on Schedule 5.08(i)(D).

(k) Section 5.08(k) of the Disclosure Schedule sets forth a list of any transfers, sales or exchanges or redemptions of any equity interest in the Company since December 1, 2006, with the number of shares or percentage interest (in profits and capital), as applicable, and the date of any such conveyance.

5.09. Contracts and Commitments.

(a) Except to the extent the following representations relate to Indebtedness which is paid off or terminated at the Closing the Company is not a party to any: (i) agreement relating to any completed business acquisition or divestiture by the Company within the last two years; (ii) collective bargaining agreement or contract with any labor union; (iii) written (or to the Company’s Knowledge, material oral) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 5.13 or the Disclosure Schedules relating thereto; (iv) stock purchase, stock option or similar plan; (v) written contract for the employment of any officer, employee or other person on a full time or consulting basis; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the Company’s assets other than Permitted Liens; (vii) guaranty of any obligation for borrowed money or other material guaranty; (viii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000; (ix) contract that grants or confers any easement or mineral rights or other material encumbrances or liabilities upon, or otherwise with respect to, any real property owned or leased by it; (x) lease or agreement under which it is lessor of, or permits any third party to hold or operate any real property; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate any personal property, for which the annual rental exceeds $250,000; (xii) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $250,000 (other than propane supply agreements delivered in the Ordinary Course); (xiii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 (other than sale orders received in the ordinary course of business); (xiv) contract which prohibits the Company from freely engaging in business anywhere in the United States; (xv) a partnership, joint venture or other similar contract; (xvi) a collective bargaining or other collective labor contract; (xvii) a written (or to the Company’s Knowledge, material oral) contract with any of its officers, directors, managers, partners, shareholders or members, or any of their respective affiliates; or (xviii) a contract not made in the Ordinary Course.

(b) The Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Disclosure Schedules, together with all amendments, waivers or other changes thereto. Each such contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, and embodies the complete understanding between the parties thereto with respect to the subject matter thereof.

(c) Neither the Company nor any other Person is in default in any material respect under any contract listed on the Disclosure Schedules. The Company has not received any written (or to the Company’s Knowledge, material oral) notice that any Person intends to cancel, modify or terminate any contract listed on the Disclosure Schedules, other than in the Ordinary Course.

(d) Section 5.09 of the Disclosure Schedule identifies with an asterisk (“*”) each contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract in connection with the transactions contemplated hereby.

5.10. Intellectual Property.

(a) The attached Disclosure Schedules contain a complete and accurate list of all: (i) patented or registered Intellectual Property Rights owned by the Company, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company, (iii) Internet domain names, and any unregistered trademarks, service marks, trade dress, trade names, logos and corporate or company names used or useful by the Company in connection with the operation of the business, (iv) material licenses and other rights granted by the Company to any third party with respect to any Intellectual Property Rights, and (v) all material licenses and other rights granted by any third party to the Company with respect to any Intellectual Property Rights (“Third Party IP License”). The Company owns and possesses or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the businesses of the Company as presently conducted free and clear of all Liens other than Permitted Liens. Except as set forth in the attached Disclosure Schedule, (1) each Third Party IP License provides for the perpetual, royalty free right to Company to use of the subject Intellectual Property Rights without the payment of any additional or ongoing royalties or license fees, and (2) Company has not agreed to indemnify any third party for claims relating to the breach, misappropriation or infringement of any Intellectual Property Right.

(b) (i) During the five-year period prior to the date of this Agreement, there have been no written claims made against the Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company, (ii) during the five-year period prior to the date of this Agreement, the Company has not received any written notice of, any infringement or misappropriation by, or conflict with, any Intellectual Property Rights of any third party (including any written demand or request that the Company license any rights from a third party), (iii) to the Company’s knowledge, the conduct of the Company’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of any third party and no third party is infringing or misappropriating any of the Company’s Intellectual Property Rights, (iv) no royalties, honorariums or fees are payable by the Company to any Person by reason of the ownership or use of any of the Intellectual Property Rights, and (v) the transactions contemplated by this Agreement will not have a Material Adverse Effect on any Third Party IP License, or the Company’s right, title or interest in and to the Intellectual Property Rights listed on the Schedule 5.10.

5.11. Litigation. There are no actions, suits or proceedings pending or, to the Company’s knowledge, overtly threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and the Company is not subject to any outstanding judgment, order or decree of any court or governmental body. All of the matters identified on Section 5.11 of the Disclosure Schedule are, subject to any deductible or reservation of rights of the insurer, covered under the insurance policies listed in the Disclosure Schedules.

5.12. Governmental Consents. Except for the applicable requirements of the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby.

5.13. Employee Benefit Plans.

(a) The Company does not maintain or contribute to, or have any liability with respect to, any Company Benefit Plan. The Representative has made available to the Buyer copies of each Company Benefit Plan document, and the most recent Internal Revenue Service (the “IRS”) Form 5500 annual reports and determination letter or opinion letter received from the IRS with respect thereto.

(b) Each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter from the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Company has performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to, the material terms of any Company Benefit Plan, and each Company Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable legal requirements, including, without limitation, ERISA and the Code. There are no actions, suits or claims pending, or to the Company’s knowledge threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. There are no audits, inquiries or proceedings pending or to the Company’s knowledge threatened by the IRS, the Department of Labor, or any other governmental entity with respect to any Company Benefit Plan. The Company has made all contributions and other payments required by and due under the terms of each Company Benefit Plan.

(c) Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, participated in, or contributed to any (i) Company Benefit Plan subject to Title IV of ERISA, or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA.

(d) No Company Benefit Plan provides, or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or other applicable legal requirements.

(e) The Liberty Propane LP Employee Handbook does not allow vacation to be carried over past December 31 and Liberty Propane LP is not otherwise obligated to allow vacation to be carried over past December 31. Employees of Liberty Propane LP are not entitled to payment for unused vacation except: (i) in the case of no more than three (3) employees not yet converted from a prior vacation policy, or (ii) upon termination of employment. In the event that an employee of Liberty Propane LP is asked to forgo his or her scheduled vacation to meet Liberty Propane LP’s needs, any such unused vacation days must be used prior to December 31 of the following year or are forfeited (subject to (ii) above).

(f) The terms of each Company Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Code section 409A (and associated Treasury Department guidance, including all transition guidance) comply with Code Section 409A (and associated Treasury Department guidance, including all transition guidance), each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated Treasury Department guidance, including all transition guidance), and no such “nonqualified deferred compensation plan” has been materially modified within the meaning of Code Section 409A (and associated Treasury Department guidance). The Company has no indemnity obligation for any Taxes imposed under Code Section 409A.

(g) The Company has made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Company Benefit Plan and applicable Law.

(h) No Company Benefit Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the Securities and Exchange Commission or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened. With respect to each Company Benefit Plan for which financial statements are required by ERISA, there has been no adverse change in the financial status of such Company Benefit Plan since the date of the most recent such statements provided to Buyer.

(i) Each Company Benefit Plan that is a pension plan within the meaning of ERISA Section 3(2) (regardless of whether such Company Benefit Plan is covered by ERISA) but is not qualified under Code Section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1). No assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle.

(j) No event has occurred and there exists no condition or set of circumstances that presents a material risk that any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has or is likely to experience a partial termination within the meaning of Code Section 411(d)(3).

5.14. Insurance. The Disclosure Schedules list each insurance policy maintained by the Company. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any of such insurance policies. Section 5.14 of the

Disclosure Schedules provides an accurate and complete summary of the actual out-of-pocket loss experience for the last three years under each such policy of insurance maintained by the Company and a statement describing the actual out-of-pocket loss experience for the last three years for all claims that were self-insured.

5.15. Compliance with Laws. The Company is in compliance in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, (“Laws”). The Company has not received written notice of any material violation or does not have knowledge of any alleged material violation of any Laws and is not subject to liability for any past or continuing violation of any Laws. The Company has all material government licenses, permits, approvals, certifications, and consents of all governmental entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its business (as currently conducted) and the operation of its facilities.

5.16. Environmental Matters. Except as provided in Section 5.16 of the Disclosure Schedule:

(a) The Companies have not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Substances except in material compliance with all applicable Environmental Requirements and related permits. The Company Real Property is not being used and, to the Companies’ knowledge, has not been used by the Companies, in material violation of any applicable Environmental Requirement for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substances, or as a landfill, surface impoundment, or other waste management or disposal site or for the storage of Hazardous Substances.

(b) Sellers and the Companies have not assumed any material liability of or in connection with the respective business operations or the Company Real Property, other real property, Offsite Facility, Person, or the Environment, relating to or arising from any Environmental Requirements.

(c) Except for those used in connection with the storage and handling of natural gas, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or related pipes, pumps or other similar related equipment regardless of their use or purpose whether active or abandoned at the Owned Real Property or, to the Companies’ knowledge, Leased Real Property.

(d) The Owned Real Property (including surface and subsurface soil, groundwater and surface water) is not contaminated with and does not otherwise contain any Hazardous Substances the concentrations or presence of which exceed thresholds permitted by applicable Environmental Requirements for industrial properties.

(e) There has been no Release or to the Company’s Knowledge threat of a Release of any Hazardous Substances in violation of any Environmental Requirement on, at, from or affecting the Owned Real Property nor has there has been any Release by the

Company or to the Company’s Knowledge threat of any such Release by the Company of any Hazardous Substances in violation of any Environmental Requirement on, at, from or affecting the Leased Real Property.

(f) The Companies have not received any written form of notice or inquiry, notice of violation or enforcement notice from any Governmental Authority or any other Person with regard to a Release or the threat of a Release of any Hazardous Substances on, at, from or affecting the Companies or Company Real Property in violation of any Environmental Requirement.

(g) All material permits and approvals required by Environmental Requirements for the construction, equipping, ownership, use and operation of the Companies have been obtained and are in full force and effect, and an accurate and complete list of such environmental permits and approvals is set forth in Section 5.16 of the Disclosure Schedule.

(h) There are no pending or currently effective written agreements, consent orders, decrees, or judgments of any Governmental Authority to which any of the Companies is a party relating to the past, present or future construction, equipping, ownership, use, operation of the Owned Real Property or the Companies or, to the Companies’ knowledge, the Leased Real Property, that require any work, repairs, construction, containment, clean up, investigation, study, monitoring, removal or remedial action or capital expenditures necessary for such facility or property to be in compliance with all applicable Environmental Requirements.

(i) There are no actions, claims or law suits against the Companies by any third party currently filed, pending or threatened in writing, that could reasonably be anticipated to cause the incurrence of expenses or costs of any type or description or that seek money damages, injunctive relief, or corrective action that arise out of, relate to or result from: (1) the environmental condition of the Company Real Property, any Offsite Facility, offsite property, or the Environment; (2) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any environmental permit; (3) the presence of any Hazardous Substances or a Release or the threat of a Release of any Hazardous Substances; (4) arrangement for treatment or disposal of any Hazardous Substances at any location other than the Company Real Property; or (5) human exposure to any Hazardous Substance to the extent the same arise from the operation of the Companies or from the condition of the Company Real Property.

(j) There are no state or federal liens on the Owned Real Property resulting from an environmental corrective action by any Governmental Authority or any third party.

(k) There are no activity use limitations, institutional controls, or engineering controls recorded in the chain of title to the Owned Real Property which in any way restrict the use of the Owned Real Property.

5.17. Affiliated Transactions. Other than employment agreements and benefit arrangements listed in the Disclosure Schedules, no officer, director, or stockholder or equity holder of the Company is a party to any written (or to Company’s Knowledge, any material oral) agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company, other than the indirect ownership interests of stockholders and equity holders through their equity ownership. No loans or advances (other than expense advances to officers in the Ordinary Course) from the Company to any officer, director, or stockholder or equity holder of the Company or any affiliate of any such Person are presently outstanding.

5.18. Employees.

(a) Except as disclosed on Section 5.18 of the Disclosure Schedule, the Company is in compliance with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, sexual harassment and other hostile work environment issues, discrimination, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other Taxes.

(b) The Company has not agreed to recognize any union or other collective bargaining representative; and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the Company’s employees.

(c) There is no pending or, to the knowledge of the Company, threatened union organizational effort, labor dispute, strike, slowdown, lockout, boycott, sit-in, sick-out, union election, walkout, demonstration, leafleting, picketing, representation or certification campaign, or work stoppage relating to employees of the Company and none has occurred within the immediately preceding two (2)-year period. The Company, and any representative or employee of the Company, has not committed any unfair labor practice, in any material respect, in connection with the operation of its business, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company before the National Labor Relations Board or any state agency responsible for regulating employment practices. There have not been any plant closings or mass layoffs of employees of the Company within the immediately preceding two-year period that would be subject to the Worker Adjustment and Retraining Notification Act or similar laws.

5.19. Broker’s Fees. Except for the fees and expenses of Wells Fargo Securities, LLC and its Affiliates which are being paid by the Companies (which fees and expenses will be Transaction Expenses), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates.

5.20. Notes and Accounts Receivable.

(a) Notes. All notes receivable and notes payable (the “Affiliate Loans”) of the Companies owing by or to any director, officer, partner, manager, member, stockholder, employee or Affiliate of any Company or by or to any Seller have been paid in full, settled by way of capital contribution in-kind, cancelled or otherwise discharged prior to the date hereof or shall have been paid in full, settled by way of capital contribution in-kind, cancelled or otherwise discharged prior to the Closing Date. Section 5.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Affiliate Loans and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date hereof.

(b) Accounts Receivable. All receivables reflected as Working Capital, as finally determined pursuant to Section 1.03 hereof (net of any reserves), represent monies due for goods sold and delivered or services rendered in the Ordinary Course. Notwithstanding the foregoing, any Receivable existing between any Company, on the one hand, and any Seller and any of its Affiliates (excluding the Companies), on the other hand, shall be paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date hereof or prior to the Closing Date. None of the Companies has factored any of its receivables.

(c) Accounts Payable. The accounts payable of the Companies reflected on the Latest Balance Sheet (or that is reflected as Working Capital, as finally determined pursuant to Section 1.03 hereof) arose from bona fide transactions in the Ordinary Course.

5.21. Customers and Suppliers Relations. Section 5.21 of the Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Customers and Suppliers, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12)-month period ended June 30, 2009.

5.22. Licenses. Section 5.22 of the Disclosure Schedule contains a true, correct and complete list of all material Licenses held by each Company. The Companies own or possess all Licenses that are necessary to enable it to carry on its operations as presently conducted. All such Licenses are valid, binding and in full force and effect. The execution and delivery of this Agreement, the performance of all obligations hereunder, the consummation of the transactions contemplated hereby, and the fulfillment and compliance with the terms and conditions hereof will not adversely affect any such License, or require consent from, or notice to, any Governmental Authority. The Companies have taken all necessary action to maintain each License, except where the failure to so act shall not have an adverse effect on any Company or its respective operations. The Companies have not received written notice that any loss or expiration of any License is pending or, to the Company’s knowledge, threatened (other than expiration upon the end of any term).

5.23. Bank Accounts. Section 5.23 of the Disclosure Schedule sets forth a true, correct and complete list and description of each bank account used by a Company and the name of each Person authorized to make withdrawals or other transfers from each such account.

5.24. Books and Records. The books, records and accounts of the Company (i) are accurate and complete in all material respects, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) state in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

Buyer represents and warrants to the Sellers that:

6.01. Organization and Power. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with the necessary limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

6.02. Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action and no other limited liability company proceedings on its part are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03. No Breach. Neither the execution and the delivery of this Agreement and the other agreements contemplated hereby to which the Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any breach of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any Person (including any court or other governmental body) under (a) the provisions of the Buyer’s certificate or articles of incorporation or formation or bylaws, agreement of limited partnership, operating agreement or equivalent organizational documents, (b) any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Buyer is bound, or (c) any law, statute, rule or regulation or order, judgment or decree to which the Buyer is subject.

6.04. Governmental Consents, etc. Except for the applicable requirements of the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Buyer or the consummation by the Buyer of any of the transactions contemplated hereby.

6.05. Litigation. There are no actions, suits or proceedings pending or, to the Buyer’s knowledge, overtly threatened against or affecting the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if adversely determined would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06. Broker’s Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or its Affiliates.

6.07. Investment Representation. The Buyer is purchasing the Purchased Equity Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Equity Interests and has had an opportunity to ask the Sellers questions and receive answers concerning the Company and an investment in the Purchased Equity Interests. The Buyer acknowledges that the Purchased Equity Interests have not been registered under the Securities Act or any state or foreign securities laws and that the Purchased Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

6.08. Financing. The Buyer is solvent and has sufficient cash and committed financing to pay the full consideration payable to the Sellers hereunder, to make all other necessary payments by it in connection with the transactions contemplated hereby (including the payment of any purchase price adjustment pursuant to Section 1.03) and to pay all of its related fees and expenses.

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

INDEMNIFICATION

8.01. Survival of Provisions. Except to the extent a different period is expressly set forth herein, the representations, warranties, pre-Closing covenants, pre-Closing agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date, except for the representations and warranties in the Full Indemnity Sections, which shall survive until the expiration of the applicable statute of limitations. Post-Closing covenants and post-Closing agreements in this Agreement shall survive the Closing and terminate on the earlier of (i) the time period set forth in such covenant or agreement, or (ii) the expiration of the applicable statute of limitations with respect to such covenant or agreement. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of the survival period set forth in the immediately preceding sentences; provided that any representation, warranty, covenant, agreement or other provision in respect of which indemnity may be sought under Section 8.02 or under Section 8.03, and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 8.01 if written notice of a breach thereof giving rise to such right of indemnity and a description with reasonable detail of the Loss associated therewith (to the extent ascertainable) shall have been given to the Person against whom such indemnity may be sought prior to such time of termination.

8.02. Indemnification by the Sellers for the Benefit of the Buyer.

(a) Provided that proper notice has been made within the prescribed survival period set forth in Section 8.01 above, the Sellers and Sterling Partners (severally, based on each such Seller’s Final Pro Rata Share of the Final Purchase Price (and in the case of Sterling Partners, based on Sterling’s Final Pro Rata Share of the Final Purchase Price), provided that, in addition to being responsible for Sterling’s own Pro Rata Share, Sterling Partners also shall be responsible, together with the Sellers, for each Seller’s Pro Rata Share of indemnification obligations under Sections 8.02(a)(i), 8.02(a)(ii), 8.02(a)(iv), 8.02(a)(v), 8.02(a)(vi), 8.02(a)(vii) and 8.02(a)(viii)), shall indemnify the Buyer and save and hold it harmless against its loss, liability, damage or out-of-pocket expense (collectively, “Losses”) which the Buyer may suffer or sustain as a result of: (i) any breach by any of the Sellers of any representation or warranty made by it under Article IV, (ii) any breach by the Companies of any representation or warranty made by them under Article V, (iii) any nonfulfillment or breach of any covenant or agreement by the Sellers expressly set forth in this Agreement, (iv) any nonfulfillment or breach of any covenant or agreement by the Companies expressly set forth in this Agreement, (v) any outstanding Indebtedness as of the Closing that is not reflected in the Final Purchase Price and any Transaction Expenses that are not reflected in the Final Purchase Price, (vi) the Redemption, including any action, lawsuit, proceeding, investigation or other claim made with respect to the Redemption or the calculation or payment of the Series A Redemption Price or the Series B Redemption Price, except to the extent that the Loss is caused by Buyer’s breach of the covenant in Section 1.06 hereof, (vii) any item or matter disclosed in Section 5.01(b) of the Disclosure Schedules or Section 5.08(a) of the Disclosure Schedules, and (viii) any failure to obtain any authorization, consent or approval under any lease, agreement or instrument entered into by the Company with respect to the obligations referred to in clauses (ii) and (iii) of the definition of “Indebtedness” set forth in Section 10.01 or under the Agreement of Lease, dated April 27, 2005 by and between Littell Realty Corp. and Liberty Propane Operations, as amended by that certain First Amendment to Lease, dated as of June 30, 2005, in connection with the execution and the delivery of this Agreement and the other agreements contemplated hereby, or the consummation of the transactions contemplated hereby and thereby. With the exception of Losses relating to the Full Indemnity Sections, any nonfulfillment or breach of any post-Closing covenants or post-Closing agreements in this Agreement, including Section 1.04 hereof, or any matter referred to in Sections

8.02(a)(v), 8.02(a)(vi), 8.02(a)(vii) or 8.02(a)(viii) (which Losses are not subject to the limitation of liability provided by this sentence), the Sellers and Sterling Partners shall have no liability under this Section 8.02(a), (A) for any single Loss, series of related Losses, or group of Losses involving substantially the same subject matter, in each case, which is less than $50,000 (the “Claims Threshold”) (it being understood that any such Loss or Losses for amounts less than the Claim Threshold shall be ignored in determining whether the Deductible has been exceeded) and (B) unless and until the aggregate of all Losses relating thereto for which the Sellers and Sterling Partners would, but for this sentence, be liable exceeds on a cumulative basis an amount equal to $2,200,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible (it being agreed that once the Deductible has been exceeded for any Person or group of Persons, the Deductible shall be deemed to have been exceeded by all Sellers and Sterling Partners. The Sellers’ and Sterling Partners’ aggregate liability under this Section 8.02 shall in no event exceed seven and one-half percent (7.5%) of the Base Purchase Price, and the aggregate liability of each Seller under this Agreement shall in no event exceed such Seller’s respective Purchase Price proceeds received by such Seller; provided, however, that with respect to Losses relating to the Full Indemnity Sections, any nonfulfillment or breach of any post-Closing covenants or post-Closing agreements in this Agreement (other than Section 8.02(a)(iii)), or any matter referred to in Sections 8.02(a)(v), 8.02(a)(vi), 8.02(a)(vii) or 8.02(a)(viii), Sterling Partners also shall be responsible, together with each Seller, for such Seller’s Final Pro Rata Share of such Losses. The Parties understand and agree that with respect to any indemnification obligations under Section 8.02(a)(iii), the individual Seller responsible for such breach or nonfulfillment shall be solely responsible, subject to the limitations in this Article VIII, for Losses suffered by the Buyer. Notwithstanding the foregoing, (1) except to the extent paid by Buyer out-of-pocket to a third party in connection with a third party claim, Losses shall not include any consequential, special, indirect or punitive damages, including loss of future revenue or income, diminution of value, loss measured by any multiple or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement and (2) the amount of indemnity payable pursuant to this Section 8.02 with respect to any Losses shall be reduced (x) by any current reserves or accruals on the books of the Companies as of the Closing relating to the subject matter of the applicable Losses, (y) to the extent any such Loss amount has already been taken into account in making any Purchase Price Adjustment contemplated in Article I and (z) as otherwise provided in Section 8.04 and 8.05 below.

(b) From and after the Closing, recovery pursuant to this Article VIII constitutes Buyer’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby. The Buyer may not avoid the limitations on liability of the Sellers set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Without limiting the generality of the preceding sentences of this Section 8.02(b), subject to obtaining recovery pursuant to this Article VIII, effective on the Closing Date the Buyer hereby waives any and all statutory rights of contribution or indemnification that it might otherwise be entitled to under any federal, state or local law, regulation or ordinance or any similar rules of law embodied in the common law.

8.03. Indemnification by the Buyer for the Benefit of the Seller.

(a) Provided that proper notice has been made within the prescribed survival period set forth in Section 8.01 above, the Buyer shall indemnify each of the Sellers and hold them harmless against any Losses which any of the Sellers may suffer or sustain as a result of: (i) any breach of any representation or warranty made by the Buyer under Article VI, (ii) any breach of any covenant or agreement by the Buyer under this Agreement. Notwithstanding the foregoing, (1) except to the extent paid by the Sellers out-of-pocket to a third party in connection with a third party claim, Losses shall not include any consequential, special, indirect or punitive damages, including loss of future revenue or income, diminution of value, loss measured by any multiple or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement and (2) the amount of indemnity payable pursuant to this Section 8.03 with respect to any Losses shall be reduced (y) to the extent any such Loss amount has already been taken into account in making any Purchase Price Adjustment contemplated in Article I and (z) as otherwise provided in Section 8.04 below.

(b) From and after the Closing, recovery pursuant to this Article VIII constitutes each Seller’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby. The Sellers may not avoid the limitations on liability of the Buyer set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Without limiting the generality of the preceding sentences of this Section 8.03(b), subject to obtaining recovery pursuant to this Article VIII, effective on the Closing Date each Seller hereby waives any and all statutory rights of contribution or indemnification that it might otherwise be entitled to under any federal, state or local law, regulation or ordinance or any similar rules of law embodied in the common law.

8.04. Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 shall be calculated net of any insurance proceeds received or receivable by the Indemnitee on account of such Loss. The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is received by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.

8.05. Mitigation. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

8.06. Manner of Payment. Any indemnification of the Buyer pursuant to Section 8.02 shall be effected by wire transfer of immediately available funds to an account designated by each applicable Indemnitee (as defined below) within 15 days after the final determination thereof. Any indemnification of the Sellers pursuant to Section 8.03 shall be effected by wire transfer of immediately available funds to an account designated by each applicable Indemnitee within 15 days after the final determination thereof. Each indemnification payment made pursuant to this Article VIII shall, with respect to the Sellers and the Buyer, be deemed to be an adjustment to the Final Purchase Price unless otherwise required by Law.

8.07. Defense of Third Party Claims. Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing with reasonable specificity the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, but the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, except for payments that would be required to be paid by the Buyer representing the Claims Threshold or Deductible. The Buyer covenants and agrees that if it brings any claim for indemnification against the Sellers under this Agreement (other than pursuant to Section 8.02(a)(iii)), it shall tender and pursue its claim only jointly against all of the Sellers (i.e. it will name all Sellers in any such claim) and, in pursuing such claim, it will only involve and deal with, the Representative, as the exclusive representative of all of the Sellers (unless Representative has resigned from serving as representative of the Sellers under the terms of the Representative Agreement).

ARTICLE IX.

ADDITIONAL COVENANTS AND AGREEMENTS

9.01. Disclosure Generally. All exhibits and schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the exhibits or schedules shall be deemed to refer to this entire Agreement, including all exhibits and schedules. Any item or matter required to be disclosed on a particular section of the Disclosure Schedule pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another section of the Disclosure Schedule under this

Agreement if such disclosure with respect to such first section is reasonably apparent. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of the Agreement; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if such disclosure is reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the meanings given to such terms in this Agreement.

9.02. Acknowledgment by the Buyer. THE BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE DISCLOSURE SCHEDULES, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY, RESPECTIVELY, TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF ANY OF THE COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS AND THE COMPANY.

9.03. Tax Matters.

(a) Responsibility for Filing Tax Returns. The Buyer shall, consistent with the past practices of the Companies, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending prior to, on or including the Closing Date (such taxable period, a “Pre-Closing Tax Period”) which have not yet been filed as of the Closing Date. At least ten days prior to the date on which each such Tax Return is filed, the Buyer shall submit such Tax Return to the Representative for the Representative’s review and approval, which approval may not be unreasonably withheld. Failure by the Buyer to timely file the Tax Returns required under this Section 9.03 shall cause the Sellers to have no liability for any penalty or interest due as a result of such failure to timely file, provided that Representative received and approved the Tax Return in a timely manner.

(b) Taxes Resulting From Liquidation of Liberty Propane GP and Liberty Propane LP: Straddle Periods. All Taxes (other than any Taxes arising from a breach by the Companies of any representation or warranty or breach by the Sellers of any covenant in this Agreement) resulting from any liquidation of Sterling GP Blocker and Sterling LP Blocker (as permitted by Section 9.03(e)) shall be allocated to and borne by the Buyer. In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date (an interim closing of the books for all purposes including under Sections 5.5 and 16.13 of the LP Agreement); provided that Taxes resulting from extraordinary actions taken by Buyer at or after the Effective Time on the Closing Date and not otherwise contemplated by this Agreement shall be allocated to the Buyer; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) Transfer Taxes. The Buyer will pay any transfer, documentary, sales, use, stamp or registration Tax (but, except as otherwise provided in this Agreement, specifically excluding any income Tax on income or gain) imposed on the Companies or the Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Representative agrees to cooperate with the Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession reasonably requested by the Buyer that is reasonably necessary to complete and file such returns.

(d) Tax Proceedings.

(i) The Buyer shall promptly notify the Representative in writing upon receipt by the Buyer or any of its Affiliates (including the Companies) of notice of any Tax audits, examinations or assessments that could give rise to a liability for which the Sellers are responsible under Article VIII of this Agreement. The Representative shall have the right to control any such audit, examination or proceeding to the extent that it relates to any Taxes for which the Sellers are responsible pursuant to Article VIII of this Agreement (it being understood that if an audit, examination or proceeding relates to a Straddle Period, the Representative shall have the right to participate in any such audit, examination or proceeding to the extent related to the Pre-Closing Tax Period, but if it is not feasible that the Representative participate in any such examination or proceeding, the Buyer shall, if and to the extent such matter is reasonably likely to materially adversely affect the Sellers, obtain the Representative’s consent, which shall not be unreasonably withheld, conditioned or delayed, prior to settling or compromising any such examination or proceeding), provided, that the Representative provides notice to the Buyer of its intent to control such proceeding within 20 days after receiving notice of such matter the Sellers shall have the right at their expense to participate in and control the conduct of such audit or proceeding; the Buyer also may participate in any such audit or proceeding and, if the Sellers do not assume the defense of any such audit or proceeding, the Buyer may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after five days prior written notice to the Sellers setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which the Buyer would be liable, the Buyer shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

(ii) With respect to issues relating to a potential adjustment for which both the Sellers and the Buyer or any Company could be liable, (i) both the Sellers and the Buyer may participate in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion for the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this Section 9.03(d) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section 9.03 by the Buyer and the Sellers.

(iii) With respect to any Tax audit or proceeding for a taxable period that begins before the Closing Date, neither the Buyer nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would materially adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld. The Buyer and the Sellers agree to cooperate, and the Buyer agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any such audits or proceeding.

Except as provided above, the Buyer shall control all other matters relating to Taxes of the Companies.

(e) Liquidation of Sterling GP Blocker and Sterling LP Blocker; Tax Elections. Subject to Section 9.03(b), the Buyer shall be authorized, in its sole discretion,

to adopt a plan of liquidation and liquidate Sterling LP Blocker and Sterling GP Blocker effective as of any time after the Closing Date; provided that the Buyer shall be liable for any Taxes arising or resulting from, and shall indemnify the Sellers from any Losses incurred by the Sellers directly in connection with, such liquidation (other than any such Losses arising from a breach by the Companies of any representation or warranty or breach by the Sellers of any covenant in this Agreement). The Buyer shall not, and shall not permit any of its Affiliates to, make any election under (i) Section 338 of the Code (or any analogous or similar state or local, or foreign law or regulation, if any) with respect to any transaction contemplated by this Agreement, or (ii) Treasury Regulation 301.7701-3 (or any analogous or similar state or local, or foreign law or regulation) for any Company effective on or before the Closing Date.

(f) Other Liabilities. The Buyer covenants that, without the prior written consent of the Representative (which consent shall not be unreasonably withheld), it will not, and will not cause or permit the Companies, or any Affiliate of the Buyer to amend any Tax Returns for any Pre-Closing Tax Period or any Straddle Period, if such action would have the effect of increasing the Tax liability or reducing any Tax benefit of the Sellers or any Affiliate of the Sellers or would give rise to any indemnification obligation of the Sellers under Section 8.02 unless such amendment is required under applicable law. In addition, the Buyer covenants that without the prior written consent of the Representative (which consent shall not be unreasonably withheld) it will not and will not cause or permit the Companies, or any Affiliate of the Buyer, to (i) take any action on or after the Closing other than in the ordinary course of business that would give rise to any Tax liability of the Sellers or any Affiliate of the Sellers, or (ii) subject to Section 9.03(e), make or change any material Tax election, amend any Tax Return, or take any Tax position on any Tax Return, in each case if such action would have the effect of increasing the Tax liability or reducing the Tax benefit of the Sellers or any Affiliate of the Sellers unless such action is required under applicable law.

(g) Refunds. The Buyer shall, or shall cause the Companies to pay to the Representative (for payment to the Sellers) any Tax refunds received by the Buyer, the Companies or any of their Affiliates on account of any employee payroll taxes and/or withholding refunded as a result of reclassification of an employee to a partner or other self-employed individual related to any period prior to the Closing Date.

(h) Statute of Limitations. After the Closing Date, the Buyer and its Affiliates (including the Companies) will not, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Companies for any Pre-Closing Tax Period or Straddle Tax Period.

(i) Time of Payment. Payment by the Sellers or the Buyer, as applicable, of any amounts due under this Article IX in respect of Taxes shall be made directly by the Sellers or the Buyer, as applicable, (A) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Companies on which is required to be reported income for a taxable period ending after the Closing Date for which the Sellers are responsible under Sections 9.03(a) and 9.03(b) or (B)

within three Business Days following an agreement between the Representative and the Buyer that an indemnity amount is payable, an assessment of a Tax by a taxing authority which is due and payable, or a “determination” as defined in Section 1313(a) of the Code. If liability under this Article IX is in respect of other Taxes, payment by the Sellers or the Buyer, as applicable, of any amounts due under this Article IX in respect of such other Taxes shall be made within five Business Days following an agreement between the Representative and the Buyer that an indemnity amount is payable or an assessment of a Tax by a taxing authority which is due and payable.

(j) Tax Cooperation and Exchange of Information. From and after the Closing, the Sellers and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Buyer shall cause the Companies to provide such cooperation and information) in (A) filing any Tax Return, amended Tax Return or claim for refund, (B) determining a liability for Taxes or a right to a refund of Taxes, (C) participating in or conducting any audit or other proceeding in respect of taxes, or (D) furnishing information to parties subsequently desiring to purchase any part of the Assets, the business, or the Companies from the Buyer. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis during normal business hours and upon reasonable notice to provide explanations of any documents or information provided under this Section 9.03. Notwithstanding anything to the contrary in this Agreement, each of the Sellers and the Buyer shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Buyer shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 9.03 shall be kept confidential, except as otherwise may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

9.04. Further Assurances. From time to time, as and when requested by any Party hereto and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.05. Access to Books and Records. From and after the Closing, the Buyer shall, and shall cause the Companies to, provide Representative and its authorized representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records and any relevant personnel of the Companies with respect to periods prior to the Closing Date in connection with any matter that reasonably may be indemnifiable hereunder. Unless consented to in writing by Representative, the Buyer shall not permit the Companies, for a period of four (4) years following the Closing Date or such longer period if required by Section 9.03(j), to destroy, alter or otherwise dispose of any books and records of the Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative such books and records or such portions thereof.

9.06. Employee Matters.

(a) The Buyer covenants that following the Closing it shall provide healthcare continuation coverage pursuant to Section 4980B of the Code or Sections 601-608 of ERISA or similar state statute, to all current and former employees of the Companies who are or become qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) with respect to the Companies’ employee benefit plans as well as make available to, and to the extent elected, provide continuation coverage to all “M&A qualified beneficiaries” (as defined by Treasury Regulation Section 54.4980B-9, Q&A-4).

(b) The Buyer shall be responsible for, and shall indemnify, hold harmless and defend the Sellers with respect to, any notices, payments, benefits, fines, penalties, backpay, and damages required under the Worker Adjustment and Retraining Notification Act (“WARN Act”) relating to any plant closing or mass layoff (or similar triggering event) caused by the termination of any of the Companies’ employees by the Buyer on or after Closing.

(c) From and after the Closing Date, the Buyer shall be liable for all claims and liabilities under all welfare plans which were not discharged by the Sellers or the Companies prior to the Closing Date, regardless of when such claims or liabilities arise or are asserted. Credit shall be given to all Employees and their eligible dependants and beneficiaries for any premiums, co-payments and deductibles paid on or prior to the Closing Date in satisfying any deductible and out-of-pocket expense requirements under such new group medical plan for the current plan year.

(d) The Buyer will continue to sponsor and maintain the 401(k) plan of the Company referenced in Section 5.13 of the Disclosure Schedules (the “Liberty 401(k) Plan”) after the Closing until the Buyer determines it appropriate to merge the Liberty 401(k) Plan into the Buyer’s 401(k) plan. The Buyer will select the time at which the Employees will cease to participate in the Liberty 401(k) Plan and will become immediately eligible to participate in the Buyer’s 401(k) plan. All Employees will be credited with prior service with the Companies and their Affiliates for purposes of eligibility to participate in and vesting in the Buyer’s 401(k) plan.

9.07. Noncompetition; Nonsolicitation.

(a) Covenant. For and in consideration of the covenants, agreements and conditions set forth in this Agreement, Sterling Partners hereby grants to the Buyer certain covenants not to compete and/or solicit (the “Covenants”) on the terms and conditions set forth in this Section 9.07. The Parties recognize and agree that the Buyer would not be willing to enter into this Agreement nor consummate the transactions contemplated hereby without Sterling Partners entering into the Covenants and that each Sterling Partners’ performance and observance of this Section 9.07 is valuable consideration for the Buyer and the Buyer’s willingness to enter into this Agreement and pay the Purchase Price to the Sellers.

(b) Noncompetition. Sterling Partners covenants and agrees that, for and during the three-year period commencing on the Closing Date, it shall not, directly or indirectly, whether individually or in partnership or association with any one or more Persons, or as a principal, partner, shareholder, agent, employee, consultant, or contractor, or in any other capacity, engage in or carry on in the Restricted Territory any activity that may be deemed to compete or conflict with the Business other than on behalf of the Buyer and its Affiliates.

(c) No Interference with the Companies. Sterling Partners covenants and agrees that, for and during the three-year period commencing on the Closing Date, it shall not, directly or indirectly solicit or otherwise interfere with any relationship between any Company, on the one hand, and any customer or supplier of any Company, on the other hand. Sterling Partners covenants and agrees that, for and during the three-year period commencing on the Closing Date, it shall not, directly or indirectly, (i) solicit or hire for employment (or assist anyone in soliciting or hiring for employment) any individual employed by any Company as of the Closing Date; or (ii) induce, or assist anyone in inducing, any individual employed by any Company as of the Closing Date to resign or sever employment, or to terminate or breach any Employment Agreement, with such Company.

(d) Geographic Coverage. The geographic coverage of the Covenants shall include the area within a 50 mile radius of any Company Real Property, which geographic coverage is referred to hereinafter collectively as the “Restricted Territory.”

(e) No Violation of Public Policy. The Parties expressly agree and acknowledge the terms of this Section 9.07 are reasonable in scope, time and territory, and are necessary to protect the value of the Purchased Equity Interests and the Business purchased by the Buyer. The Parties further acknowledge and agree that it is not their intention that the Covenants violate any public policy or statutory or common law. If a court of competent jurisdiction renders a ruling (sustained on appeal, if any) holding that any one or more of the provisions of the Covenants, including the Restricted Territory or stated term of the Covenants, constitute an unreasonable restriction, then the Parties specifically agree that the Covenants shall not be rendered void but shall apply to such extent and as to such time period and Restricted Territory as such court may determine constitutes a reasonable restriction under the circumstances.

9.08. Assignment of Arbitration Award. Each of the Parties hereto confirms and agrees that at any time on or prior to the Closing, the Arbitration Award shall be assigned to Taurus Acquisitions, LLC.

ARTICLE X.

DEFINITIONS

10.01. Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acquisition Non-Compete Payments” means the present value amount of non-compete payments actually due and payable by the Company as set forth in the Company’s books and records.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which any of the Companies are or have been a member.

“Arbitration Award” means the amount awarded (but yet to be received) to any of the Companies in connection with the arbitration captioned Liberty Propane L.P. and Liberty Propane Operations, L.L.C., as Plaintiffs, vs. R. David Feheley, SunEnergy, Inc. and Inisfree Holdings, L.L.C., as Defendants.

“Cash on Hand” means, as of the date of determination, the aggregate of all cash and cash equivalents, including readily marketable securities, of the Companies and their Subsidiaries as determined in accordance with GAAP.

“Class A Common Limited Partner” has the meaning given to it in the LP Agreement.

“Class A Member” has the meaning given to it in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which a Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock options or other stock incentive, bonus incentive, vacation pay, sick pay, severance or termination pay, employment agreement, “cafeteria” or “flexible benefit” plan under Section 125 of the Code, or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, under which employees, former employees, directors or managers or former directors or managers of a Company are entitled to participate by reason of their current or prior employment, or current or former directorship or service as a manager, with a Company, including any “employee benefit plan” as defined in Section 3(3) of ERISA, (i) to which a Company is a party or a sponsor or a fiduciary thereof or (ii) with respect to which a Company has made payments, contributions or commitments, or may otherwise have any liability.

“Customer” means each customer to which the Companies sold in the aggregate more than $250,000 in products and/or services during the 12-month period ended June 30, 2009.

“Employee” means each individual who is employed by any of the Companies after the Closing Date or who receives guaranteed payments from and provides services to Liberty Propane LP.

“Environment” means any water, including surface water, ground water and drinking water, any land, including land surface and subsurface strata, ambient air, storm water, and all other natural resources.

“Environmental Requirements” means all federal, state, local and foreign environmental, health, chemical use and safety laws, regulations, and ordinances relating to the protection, preservation or remediation of the Environment or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, Release or threatened Release, control, or disposal of Hazardous Substances, as enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated or organized) that is or has ever been under common control, or that is has ever been treated as a single employer, with the Company.

“Estimated Pro Rata Share” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on the Estimated Sellers Allocation Schedule.

“Extended Termination Date” means the date that is 30 days after the Termination Date.

“Final Pro Rata Share” means, with respect to any Seller, the percentage set forth opposite such Seller’s name on the Final Sellers Allocation Schedule.

“Full Indemnity Sections” means Sections 4.01, 4.02, 4.03, 4.05, 5.01, 5.02, 5.04, 5.08 and 5.13 of the Agreement.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the financial statements of Liberty Propane LP dated June 30, 2009.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city, foreign government, including any governmental or quasi-governmental administering, regulating or having general oversight over the Sellers, Companies, Company Real Property or any of the associated assets.

“Hazardous Substance” means any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, chlorinated solvents, polychlorinated biphenyls, petroleum and petroleum-derived substances or wastes, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251m et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the equivalent state laws, and any other applicable environmental laws and associated regulations all as enacted and in effect on the Closing Date, except that, notwithstanding the forgoing, the term “Hazardous Substance” shall not include propane.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) all obligations of the Companies for borrowed money and any accrued interest, prepayment premiums or penalties related thereto, (ii) all capital lease obligations of any of the Companies (it being understood that the capital obligations of Liberty Propane LP to Wells Fargo identified on Section 5.06(i) of the Disclosure Schedule will not be paid off on the Closing Date, but will constitute Indebtedness which reduces the Purchase Price pursuant to Section 1.02(a)(iv)), (iii) all vehicle lease payment obligations (including any purchase option to acquire the underlying leased assets), (iv) all obligations of the Companies for notes payable in connection with an acquisition, (v) the Series A Redemption Price and the Series B Redemption Price, including any accrued but unpaid dividends, and (vi) the Acquisition Non-Compete Payments.

“Intellectual Property Rights” means (i) foreign and domestic patents and patent applications and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, and (v) trade secrets and other confidential information (including ideas, formulas, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, processes and techniques, financial and marketing plans and customer and supplier lists and information).

“Investor Rights Agreement” means the Investors’ Rights Agreement, dated as of July 2, 2007, by and among Liberty Propane LP, Liberty Propane Operations and each of the investors party thereto, as amended, restated, supplemented or otherwise modified.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Authority, and applications therefor.

“Liens” means liens, security interests, charges or encumbrances.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Liberty Propane GP, LLC, dated April 1, 2006.

“LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Liberty Propane LP, dated July 2, 2007.

“Management Agreement” means the Management Agreement, dated as of August 12, 2003, by and between Liberty Propane Management, LLC and SC Partners, L.P., as amended, restated, supplemented or otherwise modified.

“Material Adverse Effect” means an effect, event, occurrence or change that is materially adverse to the results of operations or financial condition of the Companies, taken as a whole or that is reasonably likely to prohibit or materially burden or impair any party’s ability to consummate the transactions contemplated by this Agreement provided, however, in no event shall any of the following, individually or in the aggregate, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (b) changes in, or required by, applicable Law or general legal, tax, regulatory or political conditions; (c) changes required by GAAP; (d) acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) unseasonably warm weather, earthquakes, hurricanes, floods, or other natural disasters; (f) changes affecting the retail propane distribution industry generally; (g) the effect of the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement on any of the Companies’ relationships, contractual or otherwise, with customers, suppliers, vendors, bank lenders, strategic venture partners or employees; (h) any affirmative action knowingly taken by Buyer or any of its Affiliates that reasonably would be expected to result in a Material Adverse Effect (without giving effect to this clause (h) or the proviso to this definition); (i) any action taken by any of the Companies, the Sellers or their respective Affiliates at the express request of Buyer; (j) the failure by any of the Companies to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect); or (k) any deterioration in the business, results of operations, financial condition, liquidity, stockholders’ equity and/or prospects of any of the Companies to the extent it relates to or arises out of circumstances or conditions existing as of the date of this Agreement that were known by, or disclosed to, Buyer as of or prior to the date of this Agreement, including those matters set forth in the Schedules hereto; except, in the case of clauses (a) and (f), to the extent the Companies are disproportionately affected thereby as compared to other Persons in the propane industry.

“Minority Seller” means each Seller other than (i) AVP Liberty Co-Investment, L.P., (ii) Vesey Street Fund, L.P., (iii) Argosy Investment Partners III, L.P. and (iv) Arthur Street Fund, L.P.

“Misemer Noncompetition Agreement” means the Noncompetition Agreement to be entered into by Kent Misemer and Buyer.

“Offsite Facility” means any facility which is not presently, and has not heretofore been, owned, leased or occupied by one of the Companies.

“Ordinary Course” means the ordinary course of business of the Companies consistent with past practice.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Companies and for which adequate reserves (determined in accordance with GAAP) have been established on the Companies’ books and records; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property, none of which materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ businesses; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens arising in connection with sales of foreign receivables; (ix) Liens on goods in transit incurred pursuant to documentary letters of credit; and (x) purchase money Liens and Liens securing rental payments under capital or operating lease arrangements.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Receivables” means the Companies’ accounts receivable as of September 30, 2009.

“Release” means any spill, discharge, leak, emission, escape, injection, dumping, or other release by one of the Companies in violation of Environmental Requirements of any Hazardous Substances into the Environment.

“Representative Agreement” means the Agreement pursuant to which each of the Sellers appoints the Representative.

“Representative” means Sterling Fund Management, LLC or its agents or representatives and their respective successors and assigns.

“Senior Executives” means Kent A. Misemer, Boyd H. McGathey, Larry A. Weinstein, Steven R. Dykeman and David T. Cunningham.

“Series A Preferred Limited Partner Interests” has the meaning given to it in the LP Agreement.

“Series A Preferred Redemption Escrow” means the escrow agreement between the Representative and Wells Fargo Bank, National Association, pursuant to which, such bank will hold the amount necessary in order to complete the Series A Preferred Redemption.

“Series A Redemption Price” means the Redemption Price as defined in the LP Agreement for the Series A Preferred Limited Partner Interests.

“Series B Preferred Limited Partner Interests” has the meaning given to it in the LP Agreement.

“Series B Redemption Price” means the Series B Redemption Price as defined in the LP Agreement.

“Stockholder Agreement” means the Stockholders Agreement, dated as of May 13, 2005, among Sterling LP Blocker, Sterling GP Blocker, Sterling, the stockholders of Sterling LP Blocker party thereto, and the stockholders of Sterling GP Blocker party thereto, as amended, restated, supplemented or otherwise modified.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purpose hereof, a Person or Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Person shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Supplier” means any supplier to which the Companies and Subsidiaries have incurred in the aggregate amounts of more than $250,000 during the 12-month period ended June 30, 2009.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, value added, excise, windfall profit, real property, personal property, social security, unemployment, payroll, employee or other withholding, or other similar tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Termination Date” means December 31, 2009.

“Transaction Expenses” shall mean all fees and expenses of the Companies or the Sellers payable in connection with the transactions contemplated by this Agreement, including without limitation, any deduction arising from any compensatory payments, severance and change of control payments, lease termination fees, legal fees in connection with the transactions contemplated by this Agreement, management or consulting fees, one-half ( 1/2) of the amount of all filing fees under the HSR Act paid by the Buyer and certain other payments to the extent set forth on the Transaction Expenses Schedule attached hereto.

“Working Capital” means as determined in accordance with Exhibit E hereto.

10.02. Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Accounting Firm	1.03(b)
Affiliate Loans	5.20(a)
Agreement	Preamble
Base Purchase Price	1.02(a)
Buyer	Preamble
Buyer 401(k) Plan	9.05(e)
Closing	1.05
Closing Balance Sheet	1.03
Closing Date	1.05
Companies	Recitals
Company	Recitals
Company Real Property	5.07(c)
Deductible	8.02
Disclosure Schedule	Article IV
Equity Interests	Recitals
Estimated Purchase Price	1.02(a)
Final Purchase Price	1.03(c)
Indemnitee	8.06
Indemnitor	8.06
Interim Period	3.01(a)
IRS	5.13(a)
Latest Balance Sheet	5.05
Laws	5.15
Leased Real Property	5.07(c)
Liberty Propane LP	Recitals
Losses	8.02(a)
Non-Disclosure Agreement	7.02
Notice of Disagreement	1.03(a)

Owned Property Leases	5.07(e)
Owned Real Property	5.07(b)
Party	Preamble
Personal Property	5.07(a)
Pre-Closing Tax Period	9.03(a)
Price Components	1.02(a)
Purchase Price	1.02(a)
Purchase Price Adjustment	1.02(a)
Purchase Price Statement	1.03
Purchased Equity Interests	Recitals
Redeemed Interests	Recitals
Redemption	1.1(b)
Schedule	Article IV
Securities Act	6.07
Seller	Preamble
Seller Entity	4.02
Sterling	Preamble
Sterling GmbH	Preamble
Sterling Partners	Preamble
Straddle Period	9.03(b)
The Company’s Knowledge	11.03
Third Party IP License	5.10(a)
Transfer Taxes	9.03(c)
WARN Act	9.05(b)

ARTICLE XI.

MISCELLANEOUS

11.01. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Companies related to this Agreement or the transactions contemplated herein, shall be issued or made by any party hereto without the joint written approval of the Buyer and the Representative, unless required by law (in the reasonable opinion of counsel) in which case the Buyer and the Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

11.02. Expenses. Except as otherwise expressly provided herein, each Party shall pay all of its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

11.03. Knowledge Defined. For purposes of this Agreement, the term “the Company’s Knowledge” as used herein shall mean the actual knowledge of Kent Misemer, Boyd McGathey and Larry Weinstein.

11.04. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be effective only if it is in writing and (a) personally delivered, (b) sent by certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as indicated below. Notices, demands and communications to the Buyer, the Companies, and the Sellers shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to the Buyer and the Companies (after the Closing):

Inergy Propane, LLC
Two Brush Creek Blvd., Suite 200
Kansas City, Missouri 64112
Attn: Laura Ozenberger
email: lozenberger@inergyservices.com

with a copy to (which shall not constitute notice):

Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106-2150
Attn: James W. Allen
email: JAllen@stinson.com

Notices to the Sellers and the Representative:

Sterling Fund Management, LLC
650 S. Exeter Street, Suite 1000
10th Floor
Baltimore, MD 21202
Attn: R. Alan Macksey, Jr.
email: amacksey@sterlingpartners.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
77 West Wacker Drive, Suite 3100
Chicago, Illinois 60601
Attn: E. Paul Quinn
Arie B. Zoller
email: quinnp@gtlaw.com; zollera@gtlaw.com

11.05. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided, however, the Buyer may assign any of its rights, interests or obligations hereunder to a controlled Affiliate of Buyer without the prior written consent of any party but, notwithstanding any such assignment, the Buyer shall remain liable for all of its obligations hereunder.

11.06. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.07. References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

11.08. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

11.09. Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by the Buyer and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

11.10. Complete Agreement. This Agreement and the documents referred to herein (including the Non Disclosure Agreement and the Schedules and Exhibits hereto) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.11. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.12. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

11.13. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

11.14. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF BUYER, THE COMPANIES AND SELLERS HEREBY WAIVE, AND COVENANT THAT NONE OF THE COMPANIES, BUYER OR SELLERS WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE COMPANIES, BUYER AND SELLERS HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Buyer acknowledges that it has been informed by the Sellers that the provisions of this Section 11.14 constitute a material inducement upon which the Sellers are relying and will rely in entering into this Agreement. The Buyer or the Sellers may file an original counterpart or a copy of this Section 11.14 with any court as written evidence of the consent of the Buyer and the Sellers to the waiver of its right to trial by jury.

11.15. Delivery by Electronic Mail. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a PDF email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a PDF email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a PDF email as a defense to the formation of a contract and each such Party forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANIES:

LIBERTY PROPANE, L.P.

By: LIBERTY PROPANE GP, LLC, its general partner

By:
Name:
Its:

LIBERTY PROPANE GP, LLC

By:
Name:
Its:

LIBERTY PROPANE OPERATIONS, LLC

By: LIBERTY PROPANE, L.P., its sole member and manager

By: LIBERTY PROPANE GP, LLC, its general partner

By:
Name:
Its:

[Signatures Continue on Following Page]

SCP GP PROPANE PARTNERS I, INC.

By:
Name:
Its:

SCP LP PROPANE PARTNERS I, INC.

By:
Name:
Its:

STERLING:

STERLING CAPITAL PARTNERS, L.P.

By:
Name:
Its:

STERLING GMBH:

STERLING CAPITAL PARTNERS GMBH & CO. KG

By:
Name:
Its:

[Signatures Continue on Following Page]

LIBERTY PROPANE GP MEMBERS:

MANAGEMENT CAPITAL COMPANY, LLC

By:
Name:
Its:

LARRY A. WEINSTEIN REVOCABLE TRUST, DATED AUGUST 21, 2000

By:
Name:
Its:

KENT A. MISEMER REVOCABLE TRUST, DATED 12-24-92

By:
Name:
Its:

David T. Cunningham

G. Cook Jordan, Jr.

Thomas E. Knauff

Boyd H. McGathey

Bradley A. Cochennet

Samuel Morasca, Jr.

[Signatures Continue on Following Page]

Steve R. Dykeman

[Signatures Continue on Following Page]

LIBERTY PROPANE LP LIMITED PARTNERS:

MANAGEMENT CAPITAL COMPANY, LLC

By:
Name:
Its:

LARRY A. WEINSTEIN REVOCABLE TRUST, DATED AUGUST 21, 2000

By:
Name:
Its:

KENT A. MISEMER REVOCABLE TRUST, DATED 12-24-92

By:
Name:
Its:

David T. Cunningham

G. Cook Jordan, Jr.

Thomas E. Knauff

Boyd H. McGathey

Bradley A. Cochennet

Samuel Morasca, Jr.

Steve R. Dykeman

[Signatures Continue on Following Page]

STERLING GP BLOCKER STOCKHOLDERS:

ARTHUR STREET FUND, L.P.

By: BlackRock DivPEP I, LLC, its general partner

By: BlackRock Private Equity, L.P., its member manager

By: Portfolio Administration & Management Ltd., its general partner

By:
Name:
Title:

VESEY STREET FUND, L.P.

By: BlackRock DivPEP I, LLC, its general partner

By: BlackRock Private Equity, L.P., its member manager

By: Portfolio Administration & Management Ltd., its general partner

By:
Name:
Title:

AVP LIBERTY CO-INVESTMENT, L.P.

By: Portfolio Administration & Management, Ltd., its general partner

By:
Name:
Title:

[Signatures Continue on Following Page]

ARGOSY INVESTMENT PARTNERS III, L.P.

By:		Argosy Associates III, L.P., its general partner

	By:	Argosy Associates III, Inc., its general partner

By:
Name:
Its:

[Signatures Continue on Following Page]

STERLING LP BLOCKER STOCKHOLDERS:

ARTHUR STREET FUND, L.P.

By: BlackRock DivPEP I, LLC, its general partner

By: BlackRock Private Equity, L.P., its member manager

By: Portfolio Administration & Management Ltd., its general partner

By:
Name:
Title:

VESEY STREET FUND, L.P.

By: BlackRock DivPEP I, LLC, its general partner

By: BlackRock Private Equity, L.P., its member manager

By: Portfolio Administration & Management Ltd., its general partner

By:
Name:
Title:

AVP LIBERTY CO-INVESTMENT, L.P.

By: Portfolio Administration & Management, Ltd., its general partner

By:
Name:
Title:

[Signatures Continue on Following Page]

ARGOSY INVESTMENT PARTNERS III, L.P.

By:		Argosy Associates III, L.P., its general partner

	By:	Argosy Associates III, Inc., its general partner

By:
Name:
Its:

[Signatures Continue on Following Page]

BUYER:

INERGY PROPANE, LLC

By:
Name:
Its: